250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Rachael Murray Tel: (518) 415-4313

FOR IMMEDIATE RELEASE

Arrow Financial Corporation Names Ivanov CFO

GLENS FALLS, N.Y. (February 6, 2023) -- Arrow Financial Corporation (NasdaqGS® - AROW) is pleased to announce the appointment of Penko Ivanov, CPA, MBA, as Chief Financial Officer, Executive Vice President, Treasurer and Chief Accounting Officer of Arrow and its two subsidiary banks, Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company, as well as its insurance subsidiary, Upstate Agency, LLC., effective February 21, 2023.

As CFO, Mr. Ivanov will be responsible for planning and management of all finance, treasury and accounting functions for Arrow, which reported $3.97 billion in assets as of December 31, 2022. He will be based in the Company’s Glens Falls, NY headquarters and report to Arrow President and Chief Executive Officer Tom Murphy.

“We are pleased to welcome Penko to the Arrow Family of Companies,” said Mr. Murphy. “His 30 years of experience and expertise in financial planning and analysis, controllership, financial reporting, treasury and more will be invaluable as we build upon Arrow’s strong financial footing and continued growth.”

Mr. Ivanov added, "I am excited to join Arrow and contribute to its track record of stellar financial performance and management. I look forward to assisting the Company in its strategic and financial goals.”

Mr. Ivanov most recently served as Executive Vice President and Chief Financial Officer of Bankwell Financial Group, Inc. in New Canaan, Connecticut. Prior to that, he worked in various finance positions for Doral Bank, General Electric Company and PepsiCo, Inc. He began his career with Ernst & Young GmbH in Munich, Germany.

Mr. Ivanov holds his MBA, and bachelor degrees in both accounting and finance with a minor in economics from the University of South Florida in Tampa.

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Arrow Financial Corporation (NasdaqGS® - AROW) is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., and Upstate Agency, LLC, specializing in property and casualty insurance and group health and employee benefits.

The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and our other filings with the Securities and Exchange Commission.

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